Exhibit 99.1

ENSERVCO Provides Update on First Quarter Preliminary Financial Results and Recent Operational Highlights

●	Preliminary first quarter revenue and adjusted EBITDA show significant year over year increases

●	Company expects improved financial results in traditionally slower second and third quarters due to overall increase in activity and expansion of services

●	Company leverages customer relationships to expand into Permian Basin

●	Strong customer demand for water transfer services leads to new customers and geographic expansion

DENVER, CO – April 26, 2017 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today issued an update on preliminary first quarter financial results and recent operational achievements.

In the first quarter of 2017, revenue is expected to grow approximately 60% over last year’s first quarter revenue of $8.3 million and adjusted EBITDA is expected to increase more than 200% over adjusted EBITDA of $661,000 in last year’s first quarter.

The improved revenue and adjusted EBITDA is primarily due to increased activity by E&Ps in ENSERVCO’s areas of operation, which is driving growth and margins in the Company’s core well enhancement services. In addition, cooler temperatures and continued demand for frac water heating services have extended the Company’s frac water heating activity in the western U.S. The Company also expects to report strong revenue and positive gross margins in its new water transfer service, which has grown from $153,000 in the fourth quarter of 2016 to more than $700,000 in the first quarter of 2017.

“Our water transfer business has quickly become an important growth engine for ENSERVCO,” said Rick Kasch, CEO. “We are adding new customers for the service and are seeing good demand with new projects upcoming in Colorado, Wyoming and North Dakota. The addition of water transfer to our services portfolio has opened up opportunities to bundle the service with frac water heating, and we’re seeing interest in that from producers seeking to streamline their service procurement. We’re also moving forward with plans to begin offering water transfer in the Marcellus Shale, where we’re hiring staff and gearing up our marketing plans.”

The Company also announced it has expanded into the Permian Basin, where it has received commitments for hot oiling work from both legacy and new customers. The Company is staging assets in the Midland operating area and will add equipment as demand dictates.

“We’re pleased to formalize our expansion into the Permian, which is one of the most active and prolific oil producing regions in the country,” said Austin Peitz, senior vice president, field operations. “We believe the Permian offers similar – if not greater – potential as the Eagle Ford Basin, where our revenue in 2016 doubled year over year to $4.6 million. We also see significant opportunities for acidizing work in the Permian, although at present we are capacity constrained due to high utilization of our acidizing fleet in the Eagle Ford and elsewhere.

“Another positive recent trend we’re seeing is more balance in our revenue mix,” Peitz added. “Water transfer and maintenance-related hot oiling are year-round activities that can help generate cash flow and EBITDA during our seasonally slower second and third quarters.”

ENSERVCO expects to report full first quarter financial results on May 11, 2017. A news release with details on the associated conference call and webcast will be issued in the coming days.

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2016, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations for revenue and EBITDA growth in 2017; expectations for revenue growth of the water transfer business; ability to successfully launch water transfer in the Marcellus Shale; ability to grow revenue in the Permian Basin; and ability to repay the substantial outstanding bank debt. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contacts:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone 303-393-7044

Email: jay@pfeifferhigh.com